EXHIBIT 99.1





BOWLING GREEN, Ky.--(BUSINESS WIRE)--March 30, 1999 via NewsEdge Corporation -

         DESA International, Inc.today announced the retirement of Robert Elman, the company's long-time Chairman and Chief Executive Officer, effective April 5. Terry G. Scariot, currently the company's President and a member of the Board of Directors, will become Chief Executive Officer, and Raymond B. Rudy, a Board member, will become Chairman. John M. Kelly, currently Executive Vice President, will become Chief Operating Officer.

         Mr. Elman, 60, was one of the founders of DESA and has been with the company for 30 years. Mr. Scariot said, "Bob has seen the company through a period a significant growth and his experience will be missed."

         Terry G. Scariot became Chief Financial Officer of DESA in March 1985. He was appointed President of DESA in March 1996 and joined the Board of Directors in December 1996. Prior to joining the company, Mr. Scariot held positions of increasing responsibility in financial and manufacturing management at Monsanto Industrial Chemicals Company, Rockwell International's Automotive Products Group, Gulf and Western's Bonney Forge Division and The Massillon Steel Casting Company. Mr. Scariot received his Bachelor of Science degree in finance and MBA from the University of Missouri.

         Raymond B. Rudy has been a Managing Director of J.W. Childs Associates, L.P., a major shareholder of the company, since July 1995. Prior to that time, he was Deputy Chairman of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President and CEO of Arnold Foods Company, Inc. He is Vice Chairman of Empire Kosher Poultry, Inc., Chairman of Beltone Electronics Corp., and a Director of International DiverseFoods, Inc. and Widmer Brothers Brewing Company.

         John M. Kelly joined DESA in 1972. During his 27-year-tenure with the company, Mr. Kelly has held positions of increasing responsibility in the areas of sales, marketing and engineering. He was appointed Executive Vice President in March 1996, responsible for worldwide sales, marketing and engineering. Mr. Kelly majored in Economics at the University of Toronto.

         DESA International, Inc., based in Bowling Green, Kentucky, is a leading manufacturer and marketer of zone heating/home comfort products and specialty tools in the United States. The company sells its products through multiple consumer and commercial channels of distribution including the leading home centers, mass merchants, warehouse clubs, hardware cooperatives, specialty heating distributors, construction and industrial equipment dealers, farm supply outlets and natural gas utilities under various brand names.

CONTACT: DESA International - Ed Patrick - (502) 745-7843